Exhibit 99.1

Release date: January 20, 2011	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JANUARY 20, 2011 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended December 31, 2010.  Net income attributable to the Company was $13,214,000 for the fiscal 2011 first quarter, compared to $12,996,000 for the first three months of fiscal 2010.  Earnings per share for the fiscal 2011 first quarter were $0.45 per share, compared to $0.43 per share for the same quarter a year ago, representing an increase of approximately 5%.

Sales for the quarter ended December 31, 2010 increased 7.4% to $207,344,000, compared to $192,973,000 in the same quarter a year ago.  The increase was principally attributable to sales growth in the Company’s Brand Solutions businesses and the impact of recent acquisitions, offset partially by an unfavorable impact from changes in foreign currency rates.  Consolidated operating profit for the three months ended December 31, 2010 was $21,966,000, compared to $22,176,000 in the same quarter a year ago.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $4,400,000 on the Company’s sales and $500,000 ($0.01 per share) on operating profit compared to the quarter ended December 31, 2009.

All of the Company’s segments reported higher sales during the fiscal 2011 first quarter, compared to the same period a year ago.  In the Brand Solutions group, Marking Products segment sales increased over the first fiscal quarter last year, reflecting higher unit volumes of equipment and consumable products.  Current quarter sales for the Merchandising Solutions segment were also higher than a year ago as a result of an increase in projects from several customers.  Graphics Imaging segment sales for the fiscal 2011 first quarter were slightly higher than a year ago.  The segment reported sales growth in Europe, the United States and Asia, which was partially offset by an unfavorable change in currency exchange rates.

     Matthews International Corporation                                                                                   2 of 4                                                                                            January 20, 2011

In the Memorialization group, fiscal 2011 first quarter sales for the Bronze segment were higher than a year ago, reflecting an increase in granite sales as a result of the acquisition of United Memorial Products in December 2009.  Casket segment sales for the current quarter were higher than the same quarter last year, mainly as a result of the segment’s recent acquisitions.  Fiscal 2011 first quarter sales for the Cremation segment increased over the prior year principally as a result of growth in European equipment sales and last year’s acquisition (March 2010) of a cremation equipment company in the U.K.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The Company’s earnings for the fiscal 2011 first quarter were slightly ahead of our internal expectations.  Compared to a year ago, all of our businesses reported higher sales for the quarter.  Sales growth in our Brand Solutions businesses and the benefit of recent acquisitions were the significant contributors to the year-over-year consolidated sales increase.

“Our Bronze and Casket segments remain challenged by demographic trends and rising commodity costs.  As a result, we continue to emphasize productivity initiatives in these businesses and evaluate other strategies (such as granite memorials) to help achieve our growth objectives.  In addition, we continue to explore opportunities to expand our presence in the growing cremation market, both in the U.S. and internationally.

“For our Brand Solutions group, demand for the products and services of these segments has steadily improved.  Provided the global economy continues to recover and further stabilize, we would expect to see additional growth (excluding the effect of currency changes) as the year progresses.

Mr. Bartolacci further stated:  “I continue to believe that market conditions will remain challenging in the near-term for most of our businesses and, accordingly, we maintain our emphasis on the importance of discipline on cost structure relative to revenue run rates.  In November 2010, we provided guidance that fiscal 2011 earnings were projected to grow in the mid-to-high single digit percentage range over fiscal 2010 (excluding unusual charges from both years).  Based on the fiscal 2011 first quarter operating results and our current forecasts, we are maintaining our projections at this time.”

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Matthews International Corporation                                                                                         3 of 4                                                                                             January 20, 2011

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.08 per share on the Company’s common stock for the quarter ended December 31, 2010.  The dividend is payable February 14, 2011 to stockholders of record January 31, 2011.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                                                           4 of 4                                                                                        January 20, 2011

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2010	2009
Sales	$207,344	$192,973
Operating Profit	21,966	22,176
Income before taxes	21,096	21,334
Income Taxes	7,573	7,678
Net Income	13,523	13,656
Non-controlling interests	(309)	(660)
Net income attributable to Matthews	$13,214	$12,996
Earnings per Share - Diluted	$0.45	$0.43
Weighted Average Shares - Diluted	29,228,592	30,189,047